Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of General Cannabis Corp. on Form S-8 (File Nos. 333-225413 and 333-210910) of our report dated April 1, 2021, with respect to our audits of the consolidated financial statements of General Cannabis Corp. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 appearing in the Annual Report on Form 10-K of General Cannabis Corp. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

April 1, 2021